Exhibit 99.2

C O R P O R A T E P A R T I C I P A N T S

Mark Stolper, Executive Vice President and Chief Financial Officer

Dr. Howard Berger, Chairman, President, Chief Executive Officer and Treasurer

C O N F E R E N C E C A L L P A R T I C I P A N T S

Brian Tanquilut, Jefferies LLC

Mitra Ramgopal, Sidoti & Company

John Ransom, Raymond James

Dale Burrow, OFS Management

P R E S E N T A T I O N

Operator:

Good day, and welcome to the RadNet, Inc. First Quarter 2018 Financial Results Conference Call. Today’s conference is being recorded.

At this time, I’d like to turn the conference over to Mr. Mark Stolper, Executive Vice President and Chief Financial Officer of RadNet, Inc. Please go ahead, sir.

Mark Stolper:

Thank you. Good morning, ladies and gentlemen, and thank you for joining Dr. Howard Berger and me today to discuss RadNet’s first quarter 2018 financial results.

Before we begin today, we’d like to remind everyone of the Safe Harbor statement under the Private Securities Litigation Reform Act of 1995. This presentation contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Specifically, statements concerning anticipated future financial and operating performance, RadNet’s ability to continue to grow the business by generating patient referrals and contracts with radiology practices, recruiting and retaining technologists, receiving third-party reimbursement for diagnostic imaging services, successfully integrating acquired operations, generating revenue and Adjusted EBITDA for the acquired operations as estimated, among others, are forward-looking statements within the meaning of the Safe Harbor.

Forward-looking statements are based on Management’s current preliminary expectations and are subject to risks and uncertainties which may cause RadNet’s actual results to differ materially from the statements contained herein. These risks and uncertainties include those risks set forth in RadNet’s reports filed with the SEC from time to time, including RadNet’s Annual Report on Form 10-K for the year ended December 31, 2017, and RadNet’s quarterly report on Form 10-Q, to be filed shortly.

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RadNet, Inc. – First Quarter 2018 Financial Results Conference Call, May 9, 2018

Undue reliance should not be placed on forward-looking statements, especially guidance on future financial performance, which speaks only as of the date it is made. RadNet undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

With that, I’d like to turn the call over to Dr. Berger, President and Chief Executive Officer of RadNet.

Dr. Howard Berger:

Thank you, Mark. Good morning, everyone, and thank you for joining us today. On today’s call, Mark and I plan to provide you with highlights from our first quarter 2018 results, give you more insight into factors which affected this performance and discuss our future strategy. After our prepared remarks, we will open the call to your questions. I’d like to thank all of you for your interest in our Company and for dedicating a portion of your day to participate in our conference call this morning.

The first quarter was a challenging one for RadNet. While the first quarter is normally impacted by seasonality related to weather and lower utilization as a result of the resetting of patient deductibles on January 1st of each year, this year’s first quarter was exceptional. We experienced the most severe winter weather conditions in recent history in the Northeast and Mid-Atlantic regions. During the first quarter, we had excessive closures as a result of winter storms and related issues, such as power outages. These weather conditions even accelerated in March, where we experienced four Nor’easter storms that lasted into the beginning of April. The result was materially impactful to our East Coast revenue, which represents slightly over 50% of RadNet’s entire revenue base. We estimate that we lost almost $6 million of revenue from missed scanning slots, representing a shortfall of over 45,000 exams that we would have otherwise performed. This was primarily a result as 24% of the scanning days on the East Coast were affected by some form of weather impact that led to either complete closure or substantial reduction of our ability to scan exams.

Because much of our costs are fixed in nature, such as the vast majority of our staffing expenses, facility leases, repairs and maintenance, insurance, equipment rental, business tax and license, billing fees, et cetera, the majority of the shortfall in revenue fell to the EBITDA level. In addition to lost EBITDA from the traditional operating level leverage in our business, we lost significant EBITDA from management fees paid to us from our joint venture partners on the East Coast. You may recall that, in all cases, we manage the day-to-day operations of our JVs and provide support services, such as billing and collecting, IT, HR, accounting, legal, among others, for which we receive management fees. Total management fees for RadNet in 2018 should exceed $30 million, which flows through our revenue and EBITDA. Because our East Coast joint ventures were heavily impacted by the adverse weather conditions, management fees we recognized were correspondingly depressed.

Our EBITDA during the quarter, as compared with the same quarter in 2017, was also impacted by the partial sales of four of our centers to the Cedars-Sinai Health System and 24 centers to the MemorialCare Health System, for which we received almost $30 million in transactions that closed subsequent to the end of last year’s first quarter. We lost a little more than $1 million of EBITDA from these transactions during the first quarter of 2018, relative to the contribution of these sites in the same period of 2017.

The expenses during the first quarter were consistent with our internal projections and original guidance levels. This gives me comfort that the shortfall in EBITDA and profitability was a revenue issue, not the result of higher than projected expenses.

Because of the shortfall in revenue and EBITDA, we’ve elected to adjust our guidance ranges for the year to incorporate the first quarter results. Unfortunately, in our business—and we’ve learned this from past experience—once scanning slots are lost in our schedules, they are not made up during the quarter or subsequent quarters.

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RadNet, Inc. – First Quarter 2018 Financial Results Conference Call, May 9, 2018

Partially mitigating the negative weather impact on the East Coast was a strong performance from West Coast operations. Our procedural volume in California increased 2.8% over last year’s same quarter. During the quarter, we commenced operations of our MemorialCare joint venture in Orange County and Long Beach. We have begun the integration process with the 10 centers contributed to the joint venture by MemorialCare, including migrating them on the eRad front end radiology information system and back end radiological image management system, or PACS. As many of you recall from earlier discussions, there is a material financial opportunity for the joint venture from improving the performance of these 10 facilities through optimization of processes and efficiencies that we believe we can bring to them as the day-to-day manager of the joint venture.

Additionally, on June 1st, we will begin the first of two capitation agreements with patient populations for which MemorialCare is financially responsible. The second of the two contracts is scheduled to begin later this summer. Together, the two contracts will initially exclusively provide imaging services to over 150,000 patients. We believe there will be additional network contracting opportunities with our joint venture centers with large local employee groups and other managed care populations.

As I look forward to the next few quarters, we will be executing our cost strategy on a variety of fronts.

First, we will work to expand existing health system joint ventures and to establish new partnerships before year end. As many of you are aware, with recent periods, we established several West Coast joint venture relationships with large healthcare systems, including Dignity Health, in addition to the Cedars-Sinai and MemorialCare. We are interested in, and exploring, opportunities to expand the scope of these operations and pursue new areas of growth. We also are evaluating opportunities on the East Coast with well-established joint venture partners to expand these ventures.

Second, I anticipate strategic tuck-in acquisitions in several of our key geographies. It’s been a core strategy of ours to consolidate local markets and expand our local capacity and breadth of services. There are ample targets of small operators available at multiples of between 3 and 5x EBITDA. As we expand our regional presence, we become further indispensable to our referring physician communities and regional health plans.

Third, we remain active in bringing our capitation model to the East Coast markets. We are in discussion with payors and medical groups and are leveraging our knowledge and 20 years of experience in this realm within California.

Lastly, we continue to work initiatives to make our business operationally stronger and more efficient. We’ve made significant corporate investments in revenue cycle, recruiting, information technology and human resources to support our growing and scalable platform for the future.

I look forward to updating you as we make progress throughout the remainder of 2018.

At this time, I’d like to turn the call back over to Mark to discuss some of the highlights of our first quarter 2018 performance. When he is finished, I will make some closing remarks.

Mark Stolper:

Thank you, Howard. I’m now going to briefly review our first quarter 2018 performance and attempt to highlight what I believe to be some material items. I will also give some further explanation of certain items in our financial statements, as well as provide some insights into some of the metrics that drove our first quarter performance. Lastly, I will discuss our 2018 financial guidance levels.

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RadNet, Inc. – First Quarter 2018 Financial Results Conference Call, May 9, 2018

In my discussion, I will use the term Adjusted EBITDA, which is a non-GAAP financial measure. The Company defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization and excludes losses or gains on the disposal of equipment, other income or loss, loss on debt extinguishments, bargain purchase gains and non-cash equity compensation. Adjusted EBITDA includes equity earnings in unconsolidated operations and subtracts allocations of earnings to non-controlling interest in subsidiaries, and is adjusted for non-cash or extraordinary and one-time events taken place during the period. A full quantitative reconciliation of Adjusted EBITDA to net income or loss attributed to RadNet Inc. common shareholders is included in our earnings release.

With that said, I’d now like to review our first quarter 2018 financial results.

For the three months ended March 31, 2018, RadNet reported revenue of $231.4 million and Adjusted EBITDA of $21 million. Revenue increased $2.4 million, or 1%, over the prior year same quarter and Adjusted EBITDA decreased $7.6 million, or 26.6% over the prior year same quarter. Per Dr. Berger’s remarks, our quarterly results were impacted significantly by the unusually severe weather conditions in our Northeast and Mid-Atlantic markets, which we estimate to have approximately a $6 million negative revenue and EBITDA impact on our operations. Furthermore, we received decreased management fees from our JV partners and lower flow-through of our EBITDA from these JVs as a result of their lower revenue and profitability, which we estimate to be between $1 million and $2 million of further EBITDA impact. During the quarter, same center volumes declined 1%, mainly due to weather conditions, which significantly impacted our profitability.

I will now discuss aggregate procedural volumes. As a reminder, beginning in the second quarter of 2017, all procedural numbers announced includes all of our joint ventures, whether consolidated or unconsolidated, from an accounting perspective. We changed our methodology because our JVs have become a material part of our business and by including their procedural volumes, it provides a more accurate and complete picture of our operations. Thus, I will restate the prior period procedural volumes in the same manner to make meaningful comparisons.

In the first quarter of 2018, we performed 1,785,923 total procedures. The procedures were consistent with our multi-modality approach, whereby 76% of all the work we did by volume was from routine imaging. Our procedures in the first quarter of 2018 were as follows: 242,217 MRIs, as compared with 234,055 MRIs in the first quarter of 2017; 185,848 CTs, as compared with 174,514 CTs in the first quarter of 2017; 9,587 PET/CTs, as compared with 8,643 PET/CTs in the first quarter of 2017; and 1,348,271 routine imagining exams, which include nuclear medicine, ultrasound, mammography, x-ray and all other exams, as compared with 1,332,676 of all these exams in the first quarter of 2017.

Net loss for the first quarter of 2018 was $7.3 million, or negative $0.15 per share, compared to a net loss of $1.2 million, or a negative $0.03 per share, reported for the three-month period ended March 31, 2017. This is based upon weighted average number of shares outstanding in the first quarter of 47.8 million in 2018, and 46.6 million in 2017. Affecting net loss in the first quarter of 2018 were certain non-cash expenses and non-recurring items, including the following: $3.7 million of non-cash employee stock compensation expense resulting from of the vesting of certain options and restricted stock; $726,000 of severance paid in connection with headcount reductions related to cost savings initiatives; and $974,000 of combined non-cash amortization of deferred financing costs and loan discounts related to financing fees paid as part of our existing credit facilities.

With regards to some specific income statement accounts, overall GAAP interest expense for the first quarter of 2018 was $10 million. This compares with GAAP interest expense in the first quarter of 2017 of $10.2 million. Cash paid during the period for interest was $9.1 million, as compared with $11 million in last year’s first quarter.

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RadNet, Inc. – First Quarter 2018 Financial Results Conference Call, May 9, 2018

On January 1, 2018, we adopted the new revenue recognition accounting standards issued by the Financial Accounting Standards Board and codified as ASC 606. As a result, at the adoption of ASC 606, what was previously classified as the provision for bad debts in our income statement is now reflected as implicit price concessions, as defined in ASC 606, and therefore included as a reduction to net operating revenues in 2018. For periods prior to the adoption of ASC 606, the provision for bad debts has been presented consistent with the previous revenue recognition standards that required bad debt to be presented separately as a component of net operating revenues. As a result, you will notice that the presentation in our income statement will look unusual for the current quarter revenue. Furthermore the comparison to prior year’s quarter is not on an apples-to-apples basis.

At March 31, 2018, after giving effect to bond and term loan discounts, we had $586.6 million of net debt, which is our total debt at par value less our cash balance, and we were undrawn on our revolving credit facility of $117.5 million. At the end of the quarter, we had a cash balance of $35 million.

At March 31, 2018, our accounts receivable balance was $161.7 million, an increase of $6.1 million from year end 2017. The increase in accounts receivable is mainly from increased patient volume towards the end of the first quarter, where payments were not received as of March 31. Our DSO was 56.6 days at March 31, 2018, down from 57.1 days at year end 2017.

During the quarter, we repaid $10 million of notes and leases payable and term loan debt, and had cash capital expenditures, net of asset dispositions, of $21.8 million.

At this time, I’d like to discuss our revised guidance levels for 2018, which we released in conjunction with our earnings release this morning. In order to incorporate the negative impact of the adverse weather conditions we experienced in the first quarter, we reduced the top and bottom ends of the ranges of revenue, EBITDA and free cash flow by $5 million, to reflect the approximately $6 million of lost revenue and EBITDA from the weather impact. Our new total net revenue guidance is $945 million to $970 million, down from $950 million to $970 million from the beginning of the year, and our Adjusted EBITDA guidance is now $140 million to $150 million for the year, also down $5 million on both the low end and the top end of our previously released guidance levels.

With respect to Medicare reimbursement for 2019, there is nothing to report at this time. As is typical each year, we are expecting CMS to release a preliminary rate schedule some time in the June or July timeframe, at which time we will analyze CMS’ proposal and our industry lobbying group, the Association for Quality Imaging, in which RadNet is heavily involved, will provide CMS our industry’s feedback. At the time of our second quarter financial results call, we will be in a position to comment on CMS’ proposal and its impact, if any, upon RadNet’s future results.

I’d like now to turn the call back to Dr. Berger, who will make some closing remarks.

Dr. Howard Berger:

Thank you, Mark. In the coming quarters, we expect that much of our focus will be on the continuing improvement of operations, pursuing health system partnerships and completing tuck-in acquisitions. We will continue to work on deleveraging our balance sheet through both debt pay-down and driving future EBITDA performance. I continue to believe that RadNet’s model, characterized by geographic concentration, multi-modality approach, health system partnerships and capitation, ideally position us for the changing landscape of healthcare. The practical economics of the rising cost of healthcare in this country will require change with respect to where patients receive their services and how these services will be compensated. New models that address population health and risk taking are becoming more prevalent, replacing the tradition fee-for-service approach. We believe that some more recently announced partnerships between payors and providers and between payors and retailers will require a strong imaging partner, as imaging is the front end of practically all medical specialties with respect to diagnosing and detecting disease and injury. We believe that RadNet’s size and scale make us a natural partner to virtually any party looking to make a major move into population health. I look forward to updating all of you with our progress as the year progresses.

Operator, we are now ready for the question and answer portion of the call.

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RadNet, Inc. – First Quarter 2018 Financial Results Conference Call, May 9, 2018

Operator:

Thank you, sir. If you would like to ask a question, please signal by pressing star, one on your telephone keypad. If you’re using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. Again, press star, one to ask a question. We’ll pause for just a moment to allow everyone an opportunity to signal for questions.

Our first question comes from Brian Tanquilut with Jefferies

Brian Tanquilut:

Hey, good morning guys. Mark, just to start, as we think about the weather math in terms of the impact that you had, how do you get there? I mean, is that merely looking at the cancellations or is that versus your budget? If you don’t mind just walking us through how do you think about backing that out?

Dr. Howard Berger:

Brian, this is Howard. Actually, I’ll take that one for Mark. What we did was we took a look at the entire first quarter on a day-by-day basis and where we noticed substantial dips in our procedural volume, we correlated that with known weather impacts, such as snow and other power outages, and it became relatively easy for us to see that as the quarter unfolded, there were substantial full days, as well as partial days, that were impacted by that, just simply based on what had been the run rate of the procedural volumes prior to those days and then what it had ramped up again to in the succeeding two or three days after a weather event. It’s important to recognize that in our business not only is the day of a weather impact felt by us, but it’s also subsequent days, because our referring physicians and their patients don’t make it to their doctors’ offices, which then help populate our schedule with our backlogs.

Brian Tanquilut:

I appreciate that color, Howard. I guess a follow-up to that is—you called out how the West Coast had north of 2% comps, so do you think that excluding the weather you would have been able to put up somewhere along those lines, or system-wide, should we be thinking about at least a 2% same store outlook for the rest of the year or just going forward?

Dr. Howard Berger:

Yes, that’s pretty much built into our budget and our model, and given that we did see that on the West Coast, there’s no reason for us to think that we shouldn’t anticipate that on the East Coast, which is even a more robust market in many respects, because fee-for-service business is far more prevalent in that marketplace. So, I would think that, other than the weather impact, we would have been pretty much right on target with our internal budget projections.

Brian Tanquilut:

All right, got you. Then, Howard, as we think about the joint ventures—obviously, you’ve signed a few of those—how are we thinking about the ramp? I know Mark called out some losses there and declined management fees, but the core business that these JVs are seeing, if you don’t mind just walking us through what you’re experiencing and what your outlook is for that, and also if you can discuss or highlight incremental JV discussions that you’re having.

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RadNet, Inc. – First Quarter 2018 Financial Results Conference Call, May 9, 2018

Dr. Howard Berger:

Sure, Brian. Well, there’s two parts of your question. The first one is that—and I want to emphasize this, because we’ve talked about it on prior calls—we don’t just look for a hospital partner. We’re looking for a health system that is a partner, that can help do two things, primarily, for us. Number one, as they acquire medical groups and execute on their own internal regional strategy, they then can drive additional business into the partnership that we might not otherwise have seen. More interesting, in the case of the MemorialCare joint venture, they had actually 10 imaging centers that they contributed into the joint venture, which puts into that joint venture over 30 centers between the ones that we own and the ones they own. In those particular markets where we have big backlogs, we believe that the capacity that they had in their 10 imaging centers will allow us to better operate their 10 centers that are now in the joint venture, and contribute substantially more profitability than what those centers were doing when they were brought in. So, that’s an important element here for everybody to realize, that none of the joint ventures that we have on the East Coast or West Coast are really with a single hospital, it’s with a system that’s a dominant player in their marketplace.

The second part which you’ve asked, I believe, Brian, is about future opportunities. We are looking at on both coasts other opportunities—

Mark Stolper:

One thing, before you get into other opportunities, to mention with MemorialCare, is the capitation contracts that will be coming onboard. We’ll be starting the first of two capitation arrangements on June 1st, the second will be started later this summer. In total, that represents about a little over 150,000 lives. So, we should see a ramp in MemorialCare as we go on throughout the year from those managed care lives.

Dr. Howard Berger:

That, at least on the West Coast, is a bigger feature of our joint venture strategy, given that these health systems do have large medical groups that they have purchased or managed, and which they take full outpatient risk for, and that includes imaging. In the 150,000 lives with MemorialCare that we’re talking about, none of the patients that need imaging were being seen in any of the RadNet centers prior to the joint venture. That just kind of amplifies, I think, the value proposition of the hospitals.

The other thing that the hospitals provide for us, and why we look for them, is that they give us a greater leverage with the payors in those markets. We’ve seen that very substantially—seen substantial benefit in New Jersey with our partnership with Barnabas Health System, where between the healthy system and RadNet, we’ve been able to go in and get better pricing than what the physician fee schedule by itself would be, and that partnership is doing extraordinarily well, and more of the joint ventures that we will look for, as we become more and more indispensable in the marketplace, and with our hospital partners, I believe those conversations will be considerably more substantive. That will be a key feature for us, to continue to try to find appropriate new hospital partners, as well as expand existing hospital relationships, which we hope to have more to talk about through the remainder of this year.

Brian Tanquilut:

Hey, Howard, just a follow-up to that last point you made—or I guess part of this is for Mark, as well. As I look at your revenue per procedure, it was down 5.8% year-over-year. I know last quarter you called out that you are getting managed care pricing, and I know there’s also the lop off of the medical oncology business that you’ve divested. So, if you don’t mind just walking us through the rate outlook, in terms of kind of like apples-to-apples rate growth that you’re seeing right now.

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RadNet, Inc. – First Quarter 2018 Financial Results Conference Call, May 9, 2018

Mark Stolper:

Sure. With respect to your 5% number, I’m not sure you’re using the correct total volume for last year, because I restated the volumes for last year using total consolidated volumes. So, just make sure you’re looking at it as an apples-to-apples—

Brian Tanquilut:

Mark, if you feel like giving us the number, if we made it apples-to-applies, what would revenue per procedure have been year-over-year?

Mark Stolper:

We look at revenue procedure on a modality basis, because the change in modalities, it changes from year to year, so we don’t look at it as a total one enumerator, one denominator, we’re looking at it not only on per modality basis, but we’re looking at it per payor, and so I think the premise of your question wrong, we’re actually not down on a revenue procedure. When you look at it on a modality basis and per payor, we’re actually slightly up.

Brian Tanquilut:

Got it, okay, that’s what I was trying to get at, that you are actually seeing rate growth from your payors?

Mark Stolper:

Yes.

Dr. Howard Berger:

Let me amplify a little bit more on that, too. One of the reasons we don’t give an average price per procedure, Brian, is that, I think as Mark referred to, modality mix can change from period to period, but we are also heavily investing in mammography 3D equipment, which is replacing our 2D, and with that, while we are making a capital investment, we’re getting a substantial increase in our reimbursement for mammography services. So, if you would look simply, for example, at mammography, you’d actually see a considerable increase in our reimbursement per procedure in mammography, and we’re moving a substantial amount of our mammography fleet into 3D aggressively this year to follow up on that which we did last year.

Brian Tanquilut:

All right, got it. Thanks, guys.

Dr. Howard Berger:

Thanks, Brian.

Operator:

We’ll go next to Mitra Ramgopal with Sidoti.

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RadNet, Inc. – First Quarter 2018 Financial Results Conference Call, May 9, 2018

Mitra Ramgopal:

Yes, good morning. I just wanted to first touch on the guidance and regarding the expansion opportunities. I know, Howard, you talked about some tuck-ins and obviously pursuing additional JVs. Are any of those already baked into the guidance?

Dr. Howard Berger:

Maybe only one of them is baked into the guidance, which is the one that we announced about a month-and-a-half ago, our Fresno imaging acquisition that made us the largest player in Fresno. That’s really the only acquisition that’s built into our current guidance, and that became effective April 1st.

Mitra Ramgopal:

Okay, thanks. As you look at the expansion, any preference as it relates to doing a JV as opposed to a tuck-in, or do you feel the need to necessarily start with acquisitions to help drive additional JVs?

Dr. Howard Berger:

No, I don’t think we need to do additional acquisition to drive JVs. I actually think it’s the other way around. Our tuck-in acquisitions, which in the core markets that we’re in, are ample. We will be pursuing those on a case-by-case basis to both expand our network presence, as well as have a better—to take out competitors, if you will. On the JV side of that, what we’re seeing is that our JV partners actually have relationships that they wind up then bringing to us to evaluate for expansion, and which are centers that we might have otherwise looked at, but which they feel are important in their geographic market for their health system itself. So, the JVs wind up presenting us considerable opportunities both on the revenue side of it, as well as the expansion side of it, and none of our JV partners—and I can say that categorically for all of them—want to just stop doing acquisitions. The RadNet strategy that has allowed us to build our scale to this point is one, indeed, that our JV partners want to continue to pursue, both with us independently, but also in the various markets with their assistance.

Mitra Ramgopal:

Okay, thanks, that’s great. Again, I know, obviously, it was an unusual winter and clearly had a significant impact on the East Coast operations. I was wondering if it’s given you any thought in terms of geographic diversification beyond the East and West Coast as a result.

Dr. Howard Berger:

Probably not.

Mitra Ramgopal:

Okay.

Dr. Howard Berger:

It’s a good question, but it really goes to the heart of why we are pretty much at this point staying within our core markets. It’s where the population is. You have to take the opportunity with all of its shortcomings, as well as upside benefits. Weather is something that is one of the few things that we can’t control. A lot of things that we do feel we can have a substantial impact on, but Mother Nature and other forces are just something that even RadNet can’t control. The East Coast is a major hub for us. We’ve completed an expansion in the Delaware marketplace. As you well know, we’ve been a major fixture in Maryland and now Northern New Jersey, and Metropolitan New York area, where we see very many opportunities that only a network of the scope and size that we have can really pursue. We think that the deployment of our capital, if we look at it that way, is probably best in the markets that we’re currently in and where we get enormous leverage with all of the various facets that we’ve talked on this call, as well as on prior calls.

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RadNet, Inc. – First Quarter 2018 Financial Results Conference Call, May 9, 2018

Mitra Ramgopal:

Okay, no, that’s fair. Then, finally, I was just wondering if you’re seeing any benefits from the Anthem announcement last August. I know they had planned to roll out to a number of states in 1Q, and I’m just curious if you’re seeing any impact at all, or is it just too early?

Dr. Howard Berger:

Well, I think the only market that we’re in where Anthem plays, has a big role, is here in California, and they’ve had their challenges with the California Medical Association and I believe that they’ve just kind of finalized a policy of how they’re going to implement that. I thought it was supposed to go into effect either April 1st or May 1st. So, I think there will be opportunities that we will see from the Anthem announcement. But, the focus really shouldn’t just be on Anthem, because every one of the other major payors, and for that matter smaller regional payors, are looking aggressively at trying to be as influential as they can in directing their outpatient imaging away from hospital-based rates. I could mention names that I’m sure would be household names to all of you, but suffice it to say that, on some level, we’re having conversations with all of them, and almost not a week goes by where you don’t read about another case or situation where an outpatient imaging done in a hospital environment is charged at four or five times what would otherwise be reimbursed in a freestanding facility. Some of that work, I think, will not necessarily come to us in droves, unless we get more creative with some of the payors in helping them with plan design, as well as being more educational not just to the patients, but also to the physicians as to the merits of directing those patients away from hospitals. That’s perhaps a little bit of a signal about things that we might be working on here, but I think we will have additional information to report on that as the year unfolds.

Mitra Ramgopal:

Okay. Thanks again for taking the questions.

Mark Stolper:

Thanks, Mitra.

Operator:

Once again, it is star, one to ask a question today. We’ll take our next question from John Ransom with Raymond James.

John Ransom:

Hi, good morning. You guys gave your guidance in early March, so are we to take away from this that it was really March was most of the miss?

Mark Stolper:

Yes, hey, John. We expected that—March is usually a fairly strong month for us and we expected, or hoped that towards the middle, the end of March, that we were going to make up some of the lost volume that we saw in January and February, and that didn’t happen. In fact, we had a couple of storms towards the end of March that really impacted March and compounded the problem.

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RadNet, Inc. – First Quarter 2018 Financial Results Conference Call, May 9, 2018

The other thing that we were dealing with is we changed accounting systems as of January 1, 2018. We migrated from a system called the Lawson system, that we were using for the last 11 years, since our acquisition of Radiologix, which was really an outdated system, to a Microsoft Great Plains system. So, by the time when we released guidance in early March, we had not yet even closed February, because we were dealing with the accounting system change and closing out our financial statements for the 10-K, so I don’t think we appreciated some of the flow-through on the EBITDA side that even occurred in January at the time.

I think it was the combination of those two things that hit us pretty hard with respect to our guidance and our actual results in the first quarter.

John Ransom:

Okay. The second question would be does this maybe point to need to be—I know your strategy has been densification, but you’re really just in a handful of geographies. Does this point to the need, perhaps, to be a little more diversified from a geographical standpoint?

Mark Stolper:

I mean, I don’t think so. I think Howard addressed that a little bit in his response to Mitra, who had a related question. I think we’re where the population is. In the markets in which we’re in, it represents about 25% of the United States’ population. They’re densely populated. They’re growing populations. There’s attractive payor mixes, attractive demographics in those markets. We are subject, obviously, to more seasonality as we’ve grown in the Mid-Atlantic and in the Northeast regions, which is just part of the program. We got hit hard in 2012 with Hurricane Sandy; 2015 was another terrible winter. So, it does happen from time to time. These generally are kind of one-time issues for us, which we move past, but I don’t think it changes the fact that we like the markets that we’re in.

Now, having said that, we are in only five markets. The imaging industry, on the outpatient side, if you even exclude the hospital-based imaging, is probably a $30 billion or $40 billion industry, of which RadNet, even if you gross up our sales for our joint ventures and the revenue that our physician groups report, we’re just over $1 billion of that $30 billion, $40 billion industry. The imaging business doesn’t operate any differently in any other part of the country than it does in the markets that we’re in, so there’s no—nothing’s stopping us from moving into a market, but we’ve always—as a tenet of our strategy, we’ve always believed that we had to be the largest player, the largest provider of imaging services, where we could have some control over our reimbursement and leverage in those discussions with the private payors. So, the only way we would diversify our geography is by going into a new region with scale and with strength, and with the thought and the ability to increase that scale and breadth of services in the future. It would take an acquisition of scale in a new geography that had a similar strategy of both the modality, geographic concentration, that we then felt that we could grow. We will be opportunistic at looking at those acquisitions, but we also believe that we’ve allocated our capital well in the past by continuing to invest in the markets in which we’re in, where we get synergies and other operational efficiencies the larger we get, as well as greater leverage in the discussions with the private health plan.

John Ransom:

So, is there a—I know you guys aren’t famous for paying very rich multiples. Is there stuff you can buy that you would like at the multiple you’re willing to pay, or is that kind of a long shot?

Mark Stolper:

In our markets or outside of our markets?

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RadNet, Inc. – First Quarter 2018 Financial Results Conference Call, May 9, 2018

John Ransom:

No, outside. I mean, if you were go into a new market, are there enough assets out there that you could buy at the multiple you’d like to pay, or has the market moved past your multiple comfort zone?

Dr. Howard Berger:

It’s a good question, John. I think that there are targets out there that might fit in with our 3 to 5 multiple range, but I think, in response to partly what Mark said, buying a single center or a small group of centers in a market would probably be more challenging for us and would be a dilution of our management. If somebody were to present to me a group of three or four centers in Chicago versus three or four centers in New Jersey or New York, or Maryland for that matter, or California, that were of similar size and similar value from a pricing standpoint, it’s pretty much a slam-dunk that we would stay within our current market given the other benefits here.

It’s taken RadNet a long time to build the scale in each of the markets that we’re in. For example, in the New York Metropolitan Area, which we were not in at all five years ago, it took us five years and a considerable amount of capital, and we now have positioned ourselves to be the beneficiary of some major contract opportunities that only the breadth and scale that we have in that market would afford us. In addition to that, many of our joint venture partners, when we begin and engage in a conversation with them, are attracted to us because we have multiple centers in their markets and opportunities for future expansion.

Perhaps a better way to look at this is if a big health system in a non-core market were to come to us and wanted us to be a partner with them in centers that they currently own and opportunities that they’re pursuing, that might be the preferable way for us to go, rather than just go into a market and be another small player and have to allocate a lot of capital to get to the size that we think we need to be to have a major impact.

John Ransom:

Okay, and last question. Since you’re maintaining your outlook for the rest of the year, I assume you’ve got line of sight into April that would support that assertion.

Dr. Howard Berger:

Yes, we’re happy. Except for the very beginning of April, which the last Nor’easter spread over, we’ve seen a nice ramp-up to more expected volumes relative to what our budget forecasts, certainly on the East Coast, continuing the nice trend here we’ve seen on the West Coast.

John Ransom:

Okay, thank you. That’s all for me.

Dr. Howard Berger:

Thank you, John.

Operator:

Our next question comes from Dale Burrow with OFS Management.

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RadNet, Inc. – First Quarter 2018 Financial Results Conference Call, May 9, 2018

Dale Burrow:

Good morning, and thanks for taking the questions. I wanted to talk a little bit more about your capitation arrangements here. First of all, just wondering if you could kind of bridge the quarter-over-quarter 2.5% decline in the revenue from the capitation arrangements.

Mark Stolper:

Sure. You’re talking about just in capitation?

Dale Burrow:

Yes, because I assume capitation was not impacted by weather, correct?

Mark Stolper:

Correct. It’s all of California-based business for us at this point. Yes, the capitation, when you bridge the year-over-year, we had some increases in existing contracts and some enrolment in existing contracts, but we did have a contract here in Southern California that flipped from a capitation arrangement to a fee-for-service arrangement, so those lives and that enrolment and the capitation revenue, essentially, kind of flipped into fee-for-service business. That occurred in Orange County, California. In other words, if that contract had stayed capitation, capitation would have had a nice increase year-over-year.

Dale Burrow:

Okay, and with the increase from the Memorial contract, I think you said what, 125,000 lives coming in on June 1st.

Mark Stolper:

A little north of 150,000 lives when both contracts are in effect.

Dale Burrow:

So, what percentage of your guidance revenue, then, for the full year do you expect to result from capitation?

Mark Stolper:

We expect capitation to remain between 11% and 12% of our business, which is similar to where it is right now in our guidance.

Dale Burrow:

Okay. As of 3/31, how many covered lives did you have under capitation arrangements?

Mark Stolper:

I don’t have the report in front of me, but it’s about 1.5 million lives.

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RadNet, Inc. – First Quarter 2018 Financial Results Conference Call, May 9, 2018

Dale Burrow:

One point five million, okay, and have you found within those arrangements that the utilizations have been within your expected levels, and have you been satisfied with the ability to seek any rate adjustments on these contracts, to the extent that it’s deviated?

Mark Stolper:

Yes.

Dr. Howard Berger:

Yes, we’re pretty good at managing the utilization within an expected range. In almost all of our capitation arrangements, we have modest annual increases, which primarily reflect the fact that advanced imaging tends to creep up a little bit every year, but most of our capitation contracts are well managed with the programs that we have currently in place.

Mark Stolper:

We have a utilization management group here at corporate that when we sign one of these agreements—the obligation of our medical groups is whenever they have a request for an advanced imaging scan, such as an MRI, CT, PET/CT or nuclear medicine study, that request gets sent in with all the clinical data that backs up that request into our utilization review group, and then we review that and ultimately make recommendations back to the medical group. It’s a constant educational process. We found that that allows us to really have an impact on utilization and manage those contracts with pretty predictable levels of utilization.

Dale Burrow:

Okay. So, for this new Memorial contract, then, do you normally have a look-back in a year?

Dr. Howard Berger:

Well, in this particular case with Memorial, we don’t, because they are our joint venture partner and we will be able to do a look-back, if that’s necessary, virtually at any time, because they’re very much tied to the financial performance of that medical group itself. While these are long-term contracts with MemorialCare, discussion about utilization and management of that will be something that we will routinely share with them on our quarterly joint operating committee—joint operational committee meetings.

Dale Burrow:

Okay, that’s very helpful. Thank you.

Dr. Howard Berger:

Thank you.

Operator:

We have a follow-up question from Brian Tanquilut with Jefferies.

Brian Tanquilut:

Hey, Mark, just a quick follow-up. You’re adjusting down the guidance by $5 million, so it looks to me like maybe the street was mis-modeling the quarter a little bit, as well. If you don’t mind just helping us think through how we should be thinking about the sequential improvement in EBITDA, number one; and then, in your overall EBITDA guidance for the year, I just wanted to clarify, are we using $21 million for Q1 as the base to get to that annual guidance number?

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RadNet, Inc. – First Quarter 2018 Financial Results Conference Call, May 9, 2018

Mark Stolper:

Yes.

Brian Tanquilut:

Okay, got it, and then just the future ramp, if you don’t mind, it would help if you could walk through that.

Mark Stolper:

Yes, I mean, we do think that there will be a ramp through the quarters, the next three quarters. One, there’s going to be some improvement in the MemorialCare JV, as well as some other kind of acquired operations, such as what we acquired. We’re seeing improvement in Delaware with our DIA acquisition. We’ve got some expansion opportunities with a couple of other joint ventures that we’re pursuing, that we believe will get done before the end of the year. We’re working on a couple of new potential joint venture relationships, that we hope to announce either one or more of those by year end. Then, we see some seasonality in the summer in favor of better fourth quarters, which we’ve been seeing over the last couple of years, as people seem to be utilizing more healthcare services in the fourth quarter, because they know the deductibles are resetting come January 1st. So, we do think that the year will progressively—or should progressively get better, barring any unforeseen events.

Brian Tanquilut:

All right, cool. Thank you.

Operator:

It appears there are no further questions at this time. I’d like to turn the conference back to Management for any additional or closing remarks.

Dr. Howard Berger:

Thank you, Operator. Again, I would like to take the opportunity to thank all of our shareholders for their continued support and the employees of RadNet for their dedication and hard work. Management will continue its endeavor to be a market leader that provides great services with an appropriate return on investment for all stakeholders. Thank you for your time today and I look forward to our next call.

Operator:

This concludes today’s conference. Thank you for your participation. You may now disconnect.

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